Exhibit 99.6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SRR HOLDINGS, INC.

The following discussion and analysis of SRR Holdings, Inc.’s (“Royston”) financial condition and results of operations should be read in conjunction with the audited and unaudited financial statements and the related notes of Royston for the years ended December 31, 2024, and 2023 and the unaudited financial statements and the related notes of Royston for the nine months ended September 30,2025, and 2024, included in this current report on Form 8-K.

Overview

Royston was incorporated in the State of Delaware on February 21, 2018, as Royston Holdings, Inc. On July 25, 2018, Royston amended its certificate of incorporation to change its name to SRR Holdings, Inc. Royston, and together with all of Royson’s subsidiaries, is commonly referred to as Royston Group.

Royston Group is an integrated designer, manufacturer, and installer of branded store environments, including cabinetry and store fixtures under the Royston brand, refrigerated and heated display cases under the Southern CaseArts brand, and exterior signage under the SignResource brand. The Royston Group provides a differentiated “one-stop-shop” model from collaborative design and engineering through fabrication, finishing, assembly, and delivery, enabling turnkey execution for scaled national and regional customers.

Since 2018, Royston Group has completed four acquisitions to expand its product offering and cross-selling potential: SignResource, LLC, a California limited liability company in July 2018; Hamilton Laboratory Solutions, a provider of specialized furniture and casework for laboratories, together with their subsidiary, Hamilton Laboratory Solutions (Shanghai) Co., Ltd., a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China in February 2020; Southern CaseArts, Inc., an Alabama corporation in July 2020; and ProImage Wholesale Signs, LLC, a Kansas limited liability company in September 2020.

Today, Royston Group operates five well-invested U.S. manufacturing facilities with best-in-class lead times, offering integrated capabilities including sheet metal fabrication, powder coating, silk screening, vacuum and metal forming, and metal and plastic painting for a broad variety of select products. Royston Group’s strategy emphasizes operational excellence, organic growth, and disciplined M&A to expand capabilities and deepen customer relationships.

Results of Operations

Year Ended December 31, 2024, compared to Year Ended December 31, 2023:

SRR Holdings, Inc. and Subsidiaries
Years Ended December 31, 2024 and 2023
(Audited)			Increase
(In thousands)	2024	2023	(Decrease)	% change

Net sales	$271,328	$277,540	$(6,212)	-2.2%
Cost of products and services sold	210,835	214,365	(3,530)	-1.6%

Gross profit	60,493	63,175	(2,682)	-4.2%
	22%	23%
Selling, general and administrative expenses	42,818	40,230	2,588	6.4%

Operating income	17,675	22,945	(5,270)	-23.0%
	7%	8%
Other Expenses
Interest expense	(9,502)	(10,890)	1,388	-12.7%
Equity in Earnings of Joint Venture	355	220	135	61.4%
(Loss) gain on disposal of fixed assets	(718)	11	(729)	n/m

Earnings before income taxes	7,810	12,286	(4,476)	-36.4%
Income tax expense	(5,010)	4,522	(9,532)	n/m

NET INCOME	12,820	7,764	5,056	65.1%
Foreign currency translation adjustment	(8)	(28)	20
TOTAL COMPREHENSIVE INCOME	$12,812	$7,736	$5,076	65.6%

Revenues

Net sales of $271.3 million decreased 2.2% from the same period in 2023. The decrease in net sales was attributable to the completion of several rollout programs in 2023 with larger customers, partially offset by an increase in net sales in 2024 with other programs and customers.

Gross Profit

Gross profit of $60.5 million decreased 4.2% for the year ended December 31, 2024 from the same period in 2023, primarily due to the decline in net sales. In addition. gross profit as a percentage of sales declined from 22.8% in 2023 to 22.3% in 2024 due mostly to customer and product mix.

Selling, General and Administrative Expenses

Selling, general and administrative expenses of $42.8 million increased 6.4% for the year ended December 31, 2024 from the same period in 2023. The increase was mostly attributed to severance and plant closure costs in addition to commercial initiatives to support the growth of the Royston Group.

Operating Income

Operating income of $17.7 million decreased 23.0% for the year ended December 31, 2024 from the same period in 2023. The decrease in operating income was attributable to a decrease in net sales and an increase in selling, general and administrative expenses.

Other Expense

The largest component of other expense is interest expense on the Company’s outstanding debt. Interest expense of $9.5 million for the year ended December 31, 2024 decreased 12.7% from the same period in 2023. Positive cash flow from earnings coupled with effective management of its working capital has afforded the Company the ability to pay down its outstanding debt.

Net Income

Pre-tax income was $4.5 million lower for the year ended December 31, 2024, largely due to lower sales, costs attributed to plant closures, and higher selling, general and administrative costs. However, the reversal of a deferred tax valuation allowance significantly reduced income tax expense during the year ended December 31, 2024, resulting in a 65.1% increase in net income. Net income was $12.8 million for the year ended December 31, 2024 compared to $7.8 million from the same period in 2023.

Nine Months Ended September 30, 2025, compared to the Nine Months Ended September 30, 2024:

SRR Holdings, Inc. and Subsidiaries
Nine Months Ended September 30, 2025 and 2024
(Unaudited)			Increase
(In thousands)	2025	2024	(Decrease)	% change

Net sales	$202,386	$201,888	$498	0.2%
Cost of products and services sold	151,249	158,520	(7,271)	-4.6%

Gross profit	51,137	43,368	7,769	17.9%
	25.3%	21.5%
Selling, general and administrative expenses	33,203	31,854	1,349	4.2%

Operating income	17,934	11,514	6,420	55.8%
	8.9%	5.7%
Other Expenses
Interest expense	(6,000)	(7,452)	1,452	-19.5%
Equity in Earnings of Joint Venture	376	338	38	11.2%
(Loss) gain on disposal of fixed assets	27	(63)	90	n/m

Earnings before income taxes	12,337	4,337	8,000	184.5%
Income tax expense	2,998	1,774	1,224	n/m

NET INCOME	9,339	2,563	6,776	264.4%
Foreign currency translation adjustment	20	8	12
TOTAL COMPREHENSIVE INCOME	$9,359	$2,571	$6,788	264.0%

Revenues

For the nine months ended September 30, 2025, net sales of $202.4 million increased 0.2% from the same period in 2024. The sales mix reflected an increase of $4.9 million in product revenues, largely offset by a $4.4 million decrease in services.

Gross Profit

Gross profit of $51.1 million increased 17.9% for the nine months ended September 30, 2025 from the same period in 2024 primarily due to the change in sales mix noted above. Also contributing to the year-on-year improvement was lower material costs and better labor efficiency related to manufactured products. As a result, gross profit as a percentage of sales improved from 21.5% for the nine months ended September 30, 2024 to 25.3% in the same period in 2025.

Selling, General and Administrative Expenses

Selling, general and administrative expenses of $33.2 million for the nine months ended September 30, 2025 increased 4.2% in 2025 from the same period in 2024, primarily due to an increase in sales and sales support initiatives to support the growth of the Royston Group.

Operating Income

Operating income of $17.9 million for the nine months ended September 30, 2025 increased almost 55.8% from the same period in 2024. The increase was primarily due to an increase in gross profit, partly offset by the increased selling, general and administrative expenses.

Other Expense

The largest component of other expense is interest expense on the Company’s outstanding debt. Interest expense of $6.0 million for the nine months ended September 30, 2025 decreased 19.5% from the same period in 2024, primarily due to lower debt balances from scheduled principal payments as well as lower interest rates.

Net Income

Net income of $9.3 million increased 264.4% for the nine months ended September 30, 2025 from the same period in 2024, primarily due to the significant increase in operating income noted above, partially offset by reduced interest expense.

Liquidity and Capital Resources

Year Ended December 31, 2024, compared to Year Ended December 31, 2023:

(In thousands)	Years Ended December 31
	2024	2023
Net cash provided by operating activities	12,265	21,303
Net cash used in investing activities	(3,971)	(2,246)
Net cash used in financing activities	(7,258)	(19,982)
Effect of exchange rate changes on cash and cash equivalents	(8)	(28)
Net increase (decrease in cash and cash equivalents	1,028	(953)

Royston Group considers its level of cash on hand, borrowing capacity, current ratio and working capital levels to be its most important measures of short-term liquidity. For long-term liquidity indicators, the Company believes its historical levels of net cash flows from operating activities to be an important measure.

At December 31, 2024, the Company had working capital of $28.5 million compared to $23.9 million at December 31, 2023. The ratio of current assets to current liabilities was 1.7 to 1 for the year ended December 31, 2024, and 1.6 to 1 for the year ended December 31, 2023. The increase in working capital between the two reported periods was primarily driven by an increase in accounts receivable and by a decrease in accrued liabilities.

Net cash provided by operating activities was $12.3 million for the year ended December 31, 2024 compared to $21.3 million of net cash provided by operating activities in the same period in 2023. The Company continued to effectively manage its working capital while generating positive cash flow from earnings in both years, resulting in strong cash flows from operating activities.

Net cash used in investing activities was $4.0 million and $2.2 million for the years ended December 31, 2024, and 2023, respectively. The Company continued to invest in equipment and tooling to reduce costs and support sales growth.

Net cash used in financing activities was $7.3 million and $20.0 million for the years ended December 31, 2024 and 2023, respectively, almost all of which represents repayments on debt obligations. The Company continued to generate positive cash flows from its operating activities in order to pay down its outstanding debt.

Nine Months Ended September 30, 2025, compared to the Nine Months Ended September 30, 2024:

	Nine Months Ended
	September 30
	2025	2024
Net cash provided by operating activities	13,009	5,469
Net cash used in investing activities	(3,978)	(3,464)
Net cash used in financing activities	(7,291)	(2,261)
Effect of exchange rate changes on cash and cash equivalents	20	8
Net increase (decrease in cash and cash equivalents	1,760	(248)

Royston Group considers its level of cash on hand, borrowing capacity, current ratio and working capital levels to be its most important measures of short-term liquidity. For long-term liquidity indicators, the Company believes its historical levels of net cash flows from operating activities to be an important measure.

At September 30, 2025, the Company had working capital of $6,000 compared to $28.8 million at September 30, 2024. The reduction in working capital was primarily due to the entire senior debt being classified as a current liability as of September 30, 2025. The ratio of current assets to current liabilities was 1.0 to 1 for September 30, 2025, and 1.7 to 1 for September 30, 2024. Excluding the senior debt classified in current liabilities as of September 30, 2025, the increase in working capital between the two reported periods was primarily driven by an increase in cash and inventory and by a decrease in accounts payable and accrued liabilities.

Net cash provided by operating activities was $13.0 million for the nine months ended September 30, 2025, compared to $5.5 million in the same period in 2024, largely due to the increase in earnings. The Company continued to effectively manage its working capital while generating positive cash flows from operating activities in both years.

Net cash used in investing activities was $4.0 million and $3.5 million for the nine months ended September 30,2025, and 2024, respectively. The Company continued to invest in equipment and tooling to reduce costs and support sales growth.

Net cash used in financing activities was $7.3 million and $2.3 million for the nine months ended September 30, 2025 and 2024, respectively, almost all of which represents repayments of debt obligations. The Company continued to generate positive cash flows from operating activities in order to pay down its outstanding debt.

Critical Accounting Policies and Estimates

A summary of significant accounting policies is included in Note 1 to the audited financial statements of the Royston for the years ended December 31, 2024 and 2023.